EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140580) and Forms S-8 (No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, and No. 333-156090) of Unifi, Inc. of our report  dated April 1, 2011 relating to the financial statements of Parkdale America, LLC, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
April 1, 2011